NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2015 SECOND QUARTER RESULTS

NEW YORK, NEW YORK (July 10, 2015) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the fiscal 2015 second quarter (the “2015 second quarter”) of $6,196,000 as compared to total revenue for the fiscal 2014 second quarter (the “2014 second quarter”) of $5,341,000. Griffin reported total revenue for the 2015 six month period of $12,429,000 as compared to total revenue for the 2014 six month period of $10,400,000.

Griffin’s rental revenue increased to $5,951,000 in the 2015 second quarter from $5,064,000 in the 2014 second quarter, and increased to $11,358,000 in the 2015 six month period from $10,030,000 in the 2014 six month period. Profit from leasing activities (rental revenue less operating expenses of rental properties) increased to $4,079,000 in the 2015 second quarter from $3,317,000 in the 2014 second quarter, and increased to $7,073,000 in the 2015 six month period from $5,832,000 in the 2014 six month period due principally to a net increase in space under lease in the 2015 second quarter and 2015 six month period versus the comparable periods in fiscal 2014.

As of May 31, 2015, 88% of the square footage in Griffin’s portfolio was under lease as compared to 79% as of May 31, 2014. The net increase in space leased includes a lease of approximately 201,000 square feet in a newly built facility in the Lehigh Valley of Pennsylvania that commenced in the 2015 second quarter and the full building lease of an approximately 138,000 square foot facility in New England Tradeport (“Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut that commenced in the fourth quarter of fiscal 2014. Rental revenue and profit from leasing activities in the 2015 second quarter did not include the effect of two recently completed new leases aggregating approximately 89,000 square feet in Tradeport that did not commence until the tenant work was completed early in the fiscal 2015 third quarter. Also, in the first six months of fiscal 2015, Griffin extended several leases aggregating approximately 168,000 square feet, including leases in Tradeport aggregating approximately 127,000 square feet, and expects a lease of approximately 88,000 square feet in a Tradeport building currently on a month to month lease to be extended for seven years. In addition, as previously reported, Griffin entered into a five-year lease for approximately 196,000 square feet of its approximately 280,000 square foot warehouse facility currently under construction in the Lehigh Valley. The tenant has an option, exercisable during the first six months of the lease term, to lease that entire building. The construction of the building is expected to be completed, and the lease is expected to commence, in the fiscal 2015 third quarter.

For the 2015 second quarter, Griffin reported a loss from continuing operations and a net loss of ($234,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.05) as compared to a loss from continuing operations of ($225,000) and a basic and diluted loss from continuing operations per share of ($0.04) for the 2014 second quarter. Griffin reported net income, including the results of a discontinued operation (see below), of $165,000 and basic and diluted net income per share of $0.03 for the 2014 second quarter. Griffin’s loss from continuing operations was essentially unchanged in the 2015 second quarter as compared to the 2014 second quarter as an increase in operating income, driven by the increase in profit from leasing activities discussed above, was offset by higher interest expense.

For the 2015 six month period, Griffin reported a loss from continuing operations and a net loss of ($942,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.18) as compared to a loss from continuing operations of ($1,323,000) and a basic and diluted loss from continuing operations per share of ($0.26) for the 2014 six month period. Griffin reported a net loss of ($1,205,000) and a basic and diluted net loss per share of ($0.23) for the 2014 six month period.

Griffin’s lower loss from continuing operations in the 2015 six month period as compared to the 2014 six month period principally reflects operating income in the 2015 six month period as compared to an operating loss in the 2014 six month period, partially offset by higher interest expense in the 2015 six month period and a gain in the 2014 six month period on the sale of a portion of Griffin’s investment in Centaur Media plc. The improved operating results in the 2015 six month period as compared to the 2014 six month period principally reflect the increase in profit from leasing operations discussed above and an increase in the gain on property sales, partially offset by higher depreciation and amortization expense.

Property sales revenue and gain in the 2015 and 2014 six month periods include only the recognition of previously deferred revenue and gain from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the fiscal year ended November 30, 2013 (“fiscal 2013”). Under the terms of the Windsor Land Sale, Griffin and the buyer are each constructing roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of approximately $9,000,000 and the estimated total pretax gain of approximately $6,678,000 are being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale in fiscal 2013 through the end of the 2015 six month period, Griffin has recognized approximately $6,844,000 of revenue and approximately $5,097,000 of pretax gain on the Windsor Land Sale. The remaining revenue and pretax gain from the Windsor Land Sale are expected to be recognized in the second half of fiscal 2015.

Griffin reported income from discontinued operations of $390,000 and basic and diluted income from discontinued operations per share of $0.07 for the 2014 second quarter and income from discontinued operations of $118,000 and basic and diluted income from discontinued operations per share of $0.03 for the 2014 six month period. Griffin’s income from discontinued operations in the 2014 second quarter and 2014 six month period reflected the results of the growing operations of its landscape nursery business, Imperial Nurseries, Inc., that were sold effective January 8, 2014 to Monrovia Nursery Company, a private company grower of landscape nursery products.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the statements concerning completion of a lease extension for approximately 88,000 square feet in Tradeport, the timing of completion of construction of an approximately 280,000 square foot industrial building in the Lehigh Valley and the commencement of a lease for approximately 196,000 square feet in that building, and the timing of the recognition of revenue and pretax gain and the estimated total pretax gain from the Windsor Land Sale are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,		Six Months Ended,
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014

Rental revenue	$5,951	$5,064	$11,358	$10,030
Revenue from property sales (2)	245	277	1,071	370
Total revenue	6,196	5,341	12,429	10,400

Operating expenses of rental properties	1,872	1,747	4,285	4,198
Depreciation and amortization expense	1,886	1,638	3,704	3,279
Costs related to property sales	118	70	322	94
General and administrative expenses	1,847	1,696	3,858	3,880
Total costs and expenses	5,723	5,151	12,169	11,451

Operating income (loss)	473	190	260	(1,051)

Interest expense (3)	(917)	(774)	(1,844)	(1,678)
Investment income	71	141	105	188
Gain on sale of common stock in Centaur Media plc	-	-	-	318
Loss before income tax benefit	(373)	(443)	(1,479)	(2,223)
Income tax benefit	139	218	537	900

Loss from continuing operations	(234)	(225)	(942)	(1,323)

Discontinued operations, net of tax:
Income from landscape nursery business, net of tax, including loss on sale of assets of $28, net of tax, in the fiscal 2014 six month period	-	390	-	118

Net (loss) income	$(234)	$165	$(942)	$(1,205)

Basic net (loss) income per common share:
Loss from continuing operations	$(0.05)	$(0.04)	$(0.18)	$(0.26)
Income from discontinued operations	-	0.07	-	0.03
Basic net (loss) income per common share	$(0.05)	$0.03	$(0.18)	$(0.23)

Diluted net (loss) income per common share:
Loss from continuing operations	$(0.05)	$(0.04)	$(0.18)	$(0.26)
Income from discontinued operations	-	0.07	-	0.03
Diluted net (loss) income per common share	$(0.05)	$0.03	$(0.18)	$(0.23)

Weighted average common shares outstanding
for computation of basic per share results	5,150	5,147	5,150	5,147

Weighted average common shares outstanding
for computation of diluted per share results	5,150	5,147	5,150	5,147

(1) Profit from leasing activities:
	Second Quarter Ended,		Six Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Rental revenue	$5,951	$5,064	$11,358	$10,030
Operating expenses of rental properties	1,872	1,747	4,285	4,198
Profit from leasing activities	$4,079	$3,317	$7,073	$5,832

(2) Revenue from property sales for all periods presented above reflects the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in the fiscal 2013 fourth quarter and is being accounted for under the percentage of completion method. Total sale proceeds from the Windsor Land Sale were approximately $9,000 and the estimated total pretax gain on sale is expected to be approximately $6,678 after all costs are incurred.

(3) Interest expense is primarily for mortgages on Griffin's rental properties.